                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   ------------------------------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                            (DOLLARS IN THOUSANDS)

                                 For the Three Months     For the Nine Months
                                         Ended                   Ended
                                 ----------------------  ----------------------
                                 Sept. 30,   Sept. 24,   Sept. 30,   Sept. 24,
                                    1994        1993        1994        1993
                                 ----------  ----------  ----------  ----------
Pretax earnings from continuing
 operations....................  $  389,522  $  642,299  $1,474,392  $1,827,528
Deduct equity in undistributed
 net earnings of unconsolidated
 subsidiaries..................      (3,218)     (3,598)    (15,666)    (12,136)
                                 ----------  ----------  ----------  ----------
Total pretax earnings from con-
 tinuing operations............     386,304     638,701   1,458,726   1,815,392
                                 ----------  ----------  ----------  ----------
Add: Fixed Charges (A)
       Interest................   2,223,203   1,500,574   6,198,030   4,246,643
       Amortization of debt
         expense...............         512         930       2,080       3,066
                                 ----------  ----------  ----------  ----------
     Total interest............   2,223,715   1,501,504   6,200,110   4,249,709
     Interest factor in rents..      31,017      34,259      96,822     104,975
                                 ----------  ----------  ----------  ----------
Total fixed charges............   2,254,732   1,535,763   6,296,932   4,354,684
                                 ----------  ----------  ----------  ----------
Pretax earnings before fixed
 charges.......................  $2,641,036  $2,174,464  $7,755,658  $6,170,076
                                 ==========  ==========  ==========  ==========
Ratio of earnings to fixed
 charges.......................        1.17        1.42        1.23        1.42
                                 ==========  ==========  ==========  ==========
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(A) There was no capitalized interest for the 1994 and 1993 periods.